Exhibit 99.2 - Press Release of Legend Oil and Gas, Ltd. dated February 15, 2011
NEWS RELEASE

FOR IMMEDIATE RELEASE

LEGEND OIL AND GAS LTD. Prepares Drilling Plans in Kansas and Continues to Evaluate Bakken Lands

SEATTLE, Washington. – February 15, 2011 - Legend Oil and Gas Ltd. (OTCBB: LOGL) ( “Legend”, the “Company”) is pleased to announce that it has prepared its drilling plans on the recently acquired oil production property in southeastern Kansas, which the Company will commence once the recent cold weather conditions in the State have begun to subside.

PIQUA PROPERTY

Legend has spent the past three months, since the acquisition of the Piqua property, streamlining the production process and consolidating its field operations ahead of the anticipated drilling program earmarked for this spring.  As well, the geological review of the leases has been completed wherein a significant number of new drilling locations have been identified.  The main production fairway is contained within the Ellis, Bennett and Orth-Gillespie leases, where additional development locations can be drilled in order to increase production and more fully develop the Squirrel sand reservoir.  Neither the Ellis nor the Orth-Gillespie leases have adequate water injection to provide the necessary pressure support, which has enhanced the production on the Bennett lease.

Mapping of the reservoir indicates a significant area of undeveloped acreage on the north side of these leases and Legend intends to drill at least two new wells to test the extent of the reservoir.  Full development of these three leases could add more than 20 drilling locations for the company.

The Patrick Collins lease is currently developed with 4 wells on a 320 acre lease.  The Collins-Bennett lease to the east (operated by another owner) is developed with more than 10 wells with an average daily production of 8 BOPD (barrels of oil per day).  Development of the Patrick Collins lease is expected to increase production dramatically as the Squirrel sand can be mapped as a thick trend onto the lease comparable to the reservoir producing to the east.  It is anticipated that the Company will drill three or more locations on the lease in the second and third quarters of 2011.

Additionally, the Company has identified areas of the Orth-Gillespie lease which would benefit from additional water injection.  Legend will either convert existing wells or drill new locations in an effort to improve the pressure support provided by these injectors.  At the shallow depths inherent in this area (less than 900 feet) anticipated costs to drill per well are expected to be below $25,000 each.  Legend’s overall game plan is to drill 5 new oil locations and two new injection wells during the second and third quarters.  Evaluation of that program may lead to additional drilling beyond that.

LEASE EVALUATIONS

Legend has embarked on a program to evaluate and acquire leases in the Bakken formation in the states of North Dakota and Montana as part of the Company’s philosophical approach to positioning itself in the oil prone shale plays in those states.  Currently, Legend is in the process of finalizing the purchase of several parcels of land, details of which will be contained in a subsequent announcement.

About Legend Oil and Gas Ltd.

Legend Oil and Gas Ltd. is a managed risk, oil and gas exploration/exploitation, development and production company with activities currently focused on leases in southeastern Kansas.

Investor Contact
Marshall Diamond-Goldberg, President

403-617-2071